Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 28, 2004, accompanying the consolidated financial statements of PECO II, Inc. included in the Annual Report of PECO II, Inc. on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of PECO II, Inc. on Form S-8.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

April 7, 2006